Exhibit (c)(7)

Section I Update on Activities

Page 3 Update on Activities Transaction Discussion and Business Due Diligence GH&F teleconference (4/10) with Bob Vold, Eric Jacobson and Brad Kanter GH&F meeting (4/15) with David Pratt, Mark Metcalfe (by teleconference) and Michael Owens GH&F meeting (4/15) with David Pratt GH&F meeting (4/20) with Ron Erickson, Morgan Burns and Bill Baxley (by teleconference) Ongoing discussions between Bill Baxley and Morgan Burns regarding potential transaction structures Review of information about the company from public filings and from management, including estimated results for 2008 and management projections for 2009 -2013 Review of publicly available information on recent stock split/go dark transactions

Section II Overview of Reverse Stock Split

Page 5 Reverse Stock Split Overview Scope Scope of Split Considerations: Number of shareholders of record must be below 300 to permit company to de-register shares with SEC Effect of transaction on shareholders who continue to hold shares after the split Constraints on Amount and Effect of Reverse Stock Split: May not reduce outstanding shares by more than 20% (Minnesota law) Company credit agreements do not permit use of company cash to pay for fractional shares Willingness of inside shareholders to pick up company’s obligation to pay for fractional shares likely subject to an aggregate limit Shareholders will be able to trade to bring their holdings above or below the split after announcement and before effectiveness

Reverse Stock Split Overview

GH&F

Overview of Ownership

- The following table summarizes the number of shareholders by amount of shares held of record.
- The "objecting shareholders" hold shares in street name and have requested that their names not be disclosed to the company by the firms holding their shares. The company does not have reliable information that identifies the number of shares owned by shareholder for such shareholders.

Non-Objecting Shareholders (1)			
Share Amount	**# of People/ Groups**	**# of Shares**	**%of Shares**
0-5,000	4,112	2,167,198	9.0%
5,001-10,000	72	611,579	2.5%
10,001-25,000	23	423,344	1.7%
Over 25,000	18	2,237,624	9.2%
Subtotal	4,225	5,439,745	22.5%

Remaining Shareholders			
Share Amount	**# of People/ Groups**	**# of Shares**	**%of Shares**
Objecting Shareholders (2)	Unknown	1,042,163	4.3%
Pratt Shares	2	10,187,860	42.1%
Holiday Shares	1	6,855,609	28.3%
Erickson Shares (3)	7	670,358	2.8%
Subtotal	10	18,755,990	77.5%
Total (4)	Unknown	24,195,736	100.0%

(1) *Share totals taken from list of non-objecting shareholders as of 11/13/08 and list of registered shareholders as of 4/6/09.*

(2) *Represents non-identified shareholders.*

(3) *Represents directly owned common stock of seven Erickson family members listed in the Schedule 14A proxy statement filed 5/13/08.*

All such shareholders are record holders of more than 25,000 shares. Other Erickson family shares not included.

(4) *Share count matches registered shareholder schedule provided by the company on 4/6/09.*

NOTE: The analysis is preliminary and subject to change. The information is based on shareholder information from the company and public filings. The information includes inconsistencies that need further investigation by the company. In addition, shareholders will be able to trade to bring their holdings above or below the split level after announcement and before effectiveness, and the analysis does not predict the outcome of such trading.

Page 6

Reverse Stock Split Overview

GH&F

Overview of Shareholders Remaining After Various Splits

- The following table summarizes the impact of different splits on the number of shareholders outstanding.
- The analysis assumes that approximately one million shares held by objecting shares are all held by shareholders holding fewer shares than the split factor. This is likely not the case. As a result, the numbers of shareholders remaining after the splits and the percentages of shares remaining post split are likely understated.

	# of Shareholders		% of Outstanding Shares Remaining Post Split	
	Split Out	Remaining Post Split	Split Out	Remaining Post Split
1:5,000	4,112	132	9.0%	91.0%
1:10,000	4,180	64	11.1%	88.9%
1:25,000	4,206	38	12.8%	87.2%
1:200,000	4,232	12	16.2%	83.8%

	Non-Pratt/Erickson/Holiday		Pratt/ Erickson/Holiday
	# of Shares Cashed Out	# of Shares Retained	# of Shares Retained
1:5,000	2,167,198	4,314,711	17,713,827
1:10,000	2,692,449	3,789,460	17,713,827
1:25,000	3,090,793	3,391,116	17,713,827
1:200,000 (1)	3,919,997	2,561,912	17,713,827

(1) Assumes Erickson shareholders group shares together.

NOTE: The analysis is preliminary and subject to change. The information is based on shareholder information from the company and public filings. The information includes inconsistencies that need further investigation by the company. In addition, shareholders will be able to trade to bring their holdings above or below the split level after announcement and before effectiveness, and the analysis does not predict the outcome of such trading.

Page 7

Page 8 Reverse Stock Split Overview Overview of Effect of Various Splits on Ownership The following table summarizes the impact of different splits on ownership by large, known shareholders.. The analysis assumes that approximately one million shares held by objecting shares are all held by shareholders holding fewer shares than the split factor. This is likely not the case. As a result, the ownership percentages of the large, known shareholders after the splits are likely overstated. NOTE: The analysis is preliminary and subject to change. The information is based on shareholder information from the company and public filings. The information includes inconsistencies that need further investigation by the company. In addition, shareholders will be able to trade to bring their holdings above or below the split level after announcement and before effectiveness, and the analysis does not predict the outcome of such trading. % of O/S Post-Reverse/Forward Split Holder Name/Category Current Shareholders Current Shares % of O/S 5,000:1 10,000:1 25,000:1 200,000:1 David Pratt Shares 2 10,187,860 42.1% 46.2% 47.4% 48.3% 50.2% Holiday Shares 1 6,855,609 28.3% 31.1% 31.9% 32.5% 33.8% Erickson Family Shares (1) 7 670,358 2.8% 3.0% 3.1% 3.2% 3.3% Institutional Shareholders With 0-5,000 Shares 8 318,504 1.3% 0.0% 0.0% 0.0% 0.0% With 5,001-10,000 Shares - - 0.0% 0.0% 0.0% 0.0% 0.0% With 10,001-25,000 Shares 6 238,786 1.0% 1.1% 1.1% 0.0% 0.0% Institutional Shareholders with more than 25,000 Shares: Dimensional Fund Advisors LP 1 1,521,444 6.3% 6.9% 7.1% 7.2% 7.5% Royce & Associates, LLC 1 1,040,468 4.3% 4.7% 4.8% 4.9% 5.1% Barclays Global Investors, National Association 1 188,757 0.8% 0.9% 0.9% 0.9% 0.0% The Vanguard Group, Inc. 1 121,327 0.5% 0.6% 0.6% 0.6% 0.0% Wachovia Corp New 1 70,000 0.3% 0.3% 0.3% 0.3% 0.0% Research Affiliates, LLC 1 64,248 0.3% 0.3% 0.3% 0.3% 0.0% California Public Employees' Retirement System 1 62,600 0.3% 0.3% 0.3% 0.3% 0.0% Wells Fargo & Co. 1 62,150 0.3% 0.3% 0.3% 0.3% 0.0% Huntington National 1 50,000 0.2% 0.2% 0.2% 0.2% 0.0% Wedbush Morgan Securities Inc 1 26,000 0.1% 0.1% 0.1% 0.1% 0.0% Subtotal Institutional with More than 25,000 Shares 10 3,206,994 13.3% 14.6% 14.9% 15.2% 12.6% Total Institutional Shareholders 24 3,764,284 15.6% 15.6% 16.0% 15.2% 12.6% Shares of Other Shareholders with 0-5,000 Shares 4,104 1,848,694 7.6% 0.0% 0.0% 0.0% 0.0% Shares of Other Shareholders with 5,001-10,000 Shares 68 525,251 2.2% 2.4% 0.0% 0.0% 0.0% Shares of Other Shareholders with 10,001-25,000 Shares 20 159,558 0.7% 0.7% 0.7% 0.0% 0.0% Shares of Other Shareholders with 25,001-200,000 Shares 18 184,122 0.8% 0.8% 0.9% 0.9% 0.0% Total 4,244 24,195,736 100.0% 100.0% 100.0% 100.0% 100.0% (1) Assumes Erickson shareholders group shares together.

Page 9 Reverse Stock Split Overview Shares Held Short and the Reverse Stock Split The following table summarizes the short interest in the company’s stock, and the number of days required to cover under average daily trading volume (data provided by nasdaq.com sourced from Nasdaq Stock Market) The short positions in the company’s stock could be a factor in trading of the company’s stock after announcement of the split Settlement Date Short Interest Avg Daily Share Volume Days To Cover 3/31/2009 2,538,117 27,484 92 3/13/2009 2,315,375 12,945 179 2/27/2009 2,359,380 39,809 59 2/13/2009 2,423,325 14,393 168 1/30/2009 2,427,162 13,002 187 1/15/2009 2,726,772 29,014 94 12/31/2008 2,812,315 21,234 132 12/15/2008 2,823,876 38,642 73 11/28/2008 2,531,300 47,553 53 11/14/2008 2,511,629 109,914 23 10/31/2008 2,699,792 70,031 39 10/15/2008 2,156,327 36,635 59 9/30/2008 2,260,083 25,077 90 9/15/2008 2,331,672 27,571 85 8/29/2008 2,412,593 18,343 132 8/15/2008 2,452,359 23,625 104 7/31/2008 2,357,695 31,501 75 7/15/2008 2,263,867 46,180 49 6/30/2008 2,476,004 82,284 30 6/13/2008 2,456,625 81,955 30 5/30/2008 2,251,429 41,990 54 5/15/2008 2,171,047 50,230 43 4/30/2008 2,005,670 43,146 46 4/15/2008 2,001,841 49,043 41

Reverse Stock Split Overview

Overview of Aggregate Cash Amount Required by Split/Price

- The following table summarizes the cash required to cancel fractional shares at various splits and prices paid per share for cancelation of fractional shares (in each case assuming a reverse/forward split structure).
- The analysis assumes that approximately one million shares held by objecting shares are all held by shareholders holding fewer shares than the split factor. This is likely not the case. As a result, the cash required is likely overstated.

	Split Price					
Split Ratio	$3.00	$4.00	$5.00	$6.00	Incremental $ for $1.00 per share	Approximate Shareholders Remaining
5,000:1	$6,501,593	$8,668,790	$10,835,988	$13,003,185	$2,167,198	132
10,000:1	$8,077,346	$10,769,794	$13,462,243	$16,154,691	$2,692,449	64
25,000:1	$9,272,379	$12,363,171	$15,453,964	$18,544,757	$3,090,793	38
200,000:1 (1)	$11,759,991	$15,679,987	$19,599,984	$23,519,981	$3,919,997	12

(1) Assumes Erickson shareholders group shares together.

NOTE: The analysis is preliminary and subject to change. The information is based on shareholder information from the company and public filings. The information includes inconsistencies that need further investigation by the company. In addition, shareholders will be able to trade to bring their holdings above or below the split level after announcement and before effectiveness, and the analysis does not predict the outcome of such trading.

Page 10

Page 11 Review of Historical Trading Prices and Volumes The following tables summarize the company’s historical stock prices and trading volumes. Reverse Stock Split Overview Price Period High Low Average Daily Trading Volume % of Outstanding Last 12 Months $5.73 $1.00 41,062 0.17% Last 6 Months $3.78 $1.00 38,635 0.16% Last 3 Months $3.78 $1.65 21,587 0.09% Last 30 Days $3.78 $2.18 25,657 0.11% Price Year Period High Low Average Daily Trading Volume % of Outstanding Highest Daily Trading Volume 2005 Q1 $14.22 $8.44 268,556 1.89% 1,248,096 Q2 $14.07 $9.87 61,593 0.43% 347,882 Q3 $12.45 $8.87 56,475 0.40% 476,757 Q4 $9.63 $4.88 149,997 1.05% 1,334,802 2006 Q1 $9.42 $5.31 139,766 0.98% 1,878,789 Q2 $9.83 $5.66 72,705 0.51% 894,297 Q3 $7.09 $5.08 49,117 0.34% 195,805 Q4 $9.63 $4.88 149,997 1.05% 1,334,802 2007 Q1 $11.23 $8.62 59,420 0.41% 468,524 Q2 $15.99 $10.76 126,695 0.63% 652,418 Q3 $12.21 $5.41 153,047 0.75% 433,515 Q4 $6.22 $4.32 132,585 0.63% 884,822 2008 Q1 $6.94 $4.03 67,459 0.28% 223,877 Q2 $6.17 $3.68 57,988 0.24% 449,970 Q3 $3.75 $2.74 28,744 0.12% 83,043 Q4 $3.40 $1.00 58,471 0.24% 455,830 2009 Q1 $3.00 $1.65 22,965 0.10% 163,766

Section III Reverse Stock Split Rationale, Implications and Alternatives

Rationale, Implications, Alternatives

GH&F

Recent Reverse Split/Gone Dark Deals

- A number of public companies have gone dark by means of a reverse stock split to reduce the number of shareholders of record below 300.
- The following table summarizes selected recent transactions.

			At Split Announcement		Split Mechanics				Post Split		
Announcement	Effective	Company	Stock Price	Shares	Split	Payment per Share	Fractional Shares Acquired (1)	Transaction Amount (1)	Shares Outstanding (1)	% of Pre-Split Shares (1)	Notes
1/21/2009	3/30/2009	Renegy Holdings, Inc.	$0.37	6,226,250	1:2,000	$0.74	355,334	$262,947	5,870,916	94.3%	NasdaqCM to Pink Sheets
12/10/2008	3/20/2009	Grill Concepts, Inc.	$0.61	8,795,500	1:35	$1.50	15,221	$22,832	8,780,279	99.8%	Nasdaq to Pink Sheets
9/29/2008	3/23/2009	The Middleton Doll Company	$0.23	3,813,800	1:1,000	$0.50	102,558	$51,279	3,711,242	97.3%	OTCBB to Pink Sheets
8/25/2008	2/20/2009	Computer Horizons Corp.	$0.32	33,837,280	1:500	$0.30	78,869	$23,661	33,758,411	99.8%	Pink Sheets before and after
7/17/2008	1/21/2009	Careguide, Inc.	$0.06	67,538,980	1:50,000	$0.14	5,847,659	$818,672	61,691,321	91.3%	OTCBB to Pink Sheets
6/30/2008	10/6/2008	Gouverneur Bancorp, Inc.	$8.15	2,298,000	1:100	$10.00	3,919	$39,190	2,294,081	99.8%	Amex to OTCBB
5/16/2008	9/8/2006	Bactolac Pharmaceuticals	$3.60	NA	1:500	$4.00	171,200	$684,800	NA	NA	Delisted
2/29/2008	5/7/2008	First Bancorp of Indiana	$12.01	1,803,330	1:300	$14.00	25,429	$356,006	1,777,901	98.6%	NasdaqGM to Pink Sheets
2/19/2008	8/20/2008	Peoples-Sidney Financial Corp.	$12.55	1,332,480	1:600	$13.47	95,730	$1,289,483	1,236,750	92.8%	OTCBB before and after
1/3/2008	1/4/2008	Oregon Pacific Bancorp	$10.75	2,204,100	1:500	$13.00	20,636	$268,268	2,183,464	99.1%	OTCBB before and after
12/21/2007	5/20/2008	Jaclyn Inc.	$6.00	2,522,250	1:250	$10.21	306,319	$3,127,517	2,215,931	87.9%	Amex to Pink Sheets
10/5/2007	2/7/2008	Magstar Technologies, Inc.	$0.20	9,137,223	1:2,000	$0.43	489,589	$208,075	8,647,634	94.6%	OTCBB to Pink Sheets
7/2/2007	11/13/2007	Citizens Financial Corp.	$6.54	NA	1:250	$7.25	170,331	$1,234,900	NA	NA	NasdaqCM to Pink Sheets
5/1/2007	12/6/2007	Harold's Stores, Inc.	$0.24	6,223,510	1:1,000	$0.30	135,000	$40,500	6,088,510	97.8%	OTCBB to Pink Sheets
2/21/2007	7/23/2007	Ohio State Bankshares	$93.39	372,790	1:150	$95.00	19,500	$1,852,500	353,290	94.8%	OTCBB before and after
2/13/2007	8/13/2007	BNS Holding Inc.	$13.59	3,035,940	1:200	$13.62	73,420	$999,980	2,962,520	97.6%	OTCBB to Pink Sheets
1/8/2007	6/14/2007	K-Tel International, Inc.	$0.03	13,654,000	1:5,000	$0.10	2,365,458	$224,719	11,288,542	82.7%	OTCBB to Pink Sheets
10/16/2006	2/7/2007	Ergo Science Corp.	$0.70	5,813,860	1:200	$2.10	45,380	$95,298	5,768,480	99.2%	OTCBB to Pink Sheets
8/15/2006	1/10/2007	Pegasus Communications Corporation	$2.30	NA	1:100	$3.25	77,134	$250,686	NA	NA	Pink Sheets before and after
6/1/2006	1/24/2006	Eupa International Corporation	$0.40	NA	1:7999	$0.40	2,319,239	$927,696	NA	NA	Delisted
5/31/2006	8/30/2006	Mestek, Inc.	$14.45	8,706,000	1:5,000	$15.24	632,125	$9,633,585	8,073,875	92.7%	NYSE to Pink Sheets
1/26/2006	12/4/2006	Home City Financial Corp.	$15.16	822,190	1:210	$17.10	31,044	$530,852	791,146	96.2%	Nasdaq to OTCBB
1/24/2006	8/4/2006	Yadkin Valley Company	$56.00	NA	1:50	$78.00	13,048	$1,017,744	NA	NA	OTCBB to Pink Sheets
11/2/2005	1/19/2006	Collins Industries, Inc.	$6.71	6,253,510	1:300	$7.70	80,281	$618,164	6,173,229	98.7%	Delisted
10/21/2005	1/10/2006	Sagient Research Systems Inc.	$0.08	23,337,870	1:101	$0.12	NA	NA	NA	NA	OTCBB to Pink Sheets
10/14/2005	3/13/2006	Major Automotive Companies, Inc.	$1.41	9,351,660	1:1,000	$1.90	301,000	$571,900	9,050,660	96.8%	OTCBB to Pink Sheets
10/7/2005	3/30/2006	ITEC Attractions Inc.	$0.24	7,937,640	1:381,426	$0.27	2,407,747	$650,092	5,529,893	69.7%	Delisted
9/16/2005	3/15/2006	PVC Container Corp	$2.08	NA	1:2,000	$2.39	258,383	$617,535	NA	NA	OTCBB to Pink Sheets
8/29/2005	2/15/2006	Hia Inc.	$0.43	9,291,000	1:45,000	$0.60	2,000,000	$1,200,000	7,291,000	78.5%	Delisted
6/21/2005	9/1/2006	American Education Corp.	$7.14	706,670	1:2,000	$11.00	45,350	$498,850	661,320	93.6%	OTCBB to Pink Sheets

(1) Estimates taken from final SC 13EA Filings

Page 13

Page 14 Rationale, Implications, Alternatives Rationale Inability to realize benefits of public company at current market value Limited research coverage (the company currently has only one firm providing research coverage) Lack of opportunity to acquire other businesses using stock as consideration Lack of significant access to public capital markets to raise money Lack of ability to use common stock to attract, retain and motivate employees Lack of appreciable enhancement in company image as a result of public reporting company status Lack of significant liquidity in the public markets for current shareholders

Page 15 Rationale, Implications, Alternatives Benefits Benefits of reverse stock split Certain affiliated shareholders appear willing to assume the company’s obligation to pay fair value for canceled shares Provide liquidity to cashed out shareholders without having to pay brokerage commissions and other transaction costs Ability to gain greater operational flexibility by being able to focus on long-term growth without undue emphasis on short-term fluctuations in the company’s stock price Control the dissemination of certain business information which is currently disclosed in reports and available to third parties, including competitors Eliminate certain costs, including out-of-pocket costs and use of employee time and resources, associated with the SEC public reporting requirements (including compliance with Sarbanes-Oxley) – see management’s preliminary estimates of cost savings from below 2008 Actual 2009 Budget Public Company Costs department $946,273 $998,187 Less: 25% of D&O Insurance that will stay (117,766) (128,949) Net cost savings of Public Company Costs department $828,506 $869,238 Internal Audit department (including Director position) $273,105 $297,998 Audit/Accounting fees in Accounting dept (50% reduction) 281,650 274,998 Legal Fees in Legal department (30% reduction) 487,964 180,000 Stock Option Expense (50% reduction) 586,428 330,077 Total $2,457,654 $1,952,310

Page 16 Rationale, Implications, Alternatives Disadvantages Disadvantages of reverse stock split Potential decline in value and liquidity of common stock Reduced company information available to remaining unaffiliated holders of common stock Absence of substantive protections from Sarbanes Oxley Financing transaction expenses

Page 17 Rationale, Implications, Alternatives Disadvantages Disadvantages of reverse stock split (continued) Inability of cashed out shareholders to participate in any future increases in the value of the company’s equity Reduced flexibility to use public securities in attracting and retaining executives and other employees Decreased ability to use stock to acquire other companies Decreased access to the public equity and public debt market Less public information for vendors and customers to review creditworthiness of company Potential for renewed applicability of public reporting requirements if continuing shareholders transfer stock in manner that creates too many shareholders Taxable transaction to those holders of common stock with a low basis

Page 18 Rationale, Implications, Alternatives Other Considerations Other considerations of reverse stock split Directors, executive officers and any stockholders owning more than 10% of the outstanding shares after the split due to relief from certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and their compensation and stock ownership will no longer be required to be disclosed. Shareholders holding fewer shares than the split factor may remain shareholders by acquiring shares prior to the effective date of the split; shareholders holding more shares than the split factor and who would like to be cashed out may sell shares prior to the effective date. Given the current level of liquidity in the company’s stock, however, acquiring or selling enough shares prior to the effective date of the split might be challenging for some shareholders. No appraisal or dissenters rights are available in connection with the split. Split will not affect affiliated holders differently than unaffiliated shareholders on basis of affiliate status; sole factor is number of shares held immediately prior to the split. Control share acquisition provisions of Minnesota Business Corporation Act will no longer apply if number of shareholders fall below 100.

Page 19 Rationale, Implications, Alternatives Post-Split Considerations Liquidity options for remaining shareholders Composition of board of directors Procedures for annual audit and interim financial results Level of public disclosure Restrictions on transfers that would result in increasing number of shareholders to threshold that triggers SEC reporting requirements

Page 20 Rationale, Implications, Alternatives Alternatives Status quo or deferral of potential transaction Ongoing fees and public disclosure requirements Sale of entire company or portion of outstanding equity to strategic or financial buyer Prior sale process did not yield a buyer Large inside shareholders indicated not interested in selling Partial cash-out merger by the company into a newly formed entity Not permitted under current credit arrangements Company stock repurchase program – traditional or odd lot Not permitted under current credit arrangements Tender offer by large shareholders No guarantee of tender of sufficient shares to go dark Large inside shareholders indicated not interested in tender structure Other?